Exhibit 99.1

PRESS RELEASE

KAR Global Agrees to $2.2 Billion Sale of ADESA US Physical Auction
Business to Carvana

Transaction to advance digital strategy, accelerate growth and enhance financial profile

CARMEL, Ind. – Feb. 24, 2022 – KAR Auction Services, Inc., d/b/a/ KAR Global (NYSE: KAR), a leading digital marketplace platform for wholesale used vehicles, has reached a definitive agreement pursuant to which Carvana will acquire the company’s ADESA U.S. physical auction business. The all-cash transaction is valued at $2.2 billion and includes all auction sales, operations and staff at 56 ADESA U.S. vehicle logistics centers and exclusive use of the ADESA.com marketplace in the U.S. The agreement is closely aligned with KAR’s digital strategy, and will allow KAR to focus on its portfolio of industry-leading digital marketplaces. Proceeds of the transaction will be utilized to reduce KAR’s corporate debt.

“KAR has always been a leader in the digital transformation of remarketing, and this transaction firmly positions us as the premier digital marketplace provider for wholesale used vehicles,” said Peter Kelly, CEO of KAR Global. “While off-premise sales have increased over the past decade and represent over 50% of our vehicle sales today, we believe we are still in the early stages of this industry evolution, and the trends are rapidly gaining momentum. Digital marketplaces provide low cost, highly efficient venues for our sellers and buyers to transact, and our leading digital brands, platforms and technology position us well to grow as digital penetration increases. This transaction will allow us to focus our investments and energy on those higher growth, higher margin digital marketplaces and on delivering the most strategic solutions to our customers. By simplifying our business, we are better positioned to lead and win in the fastest growing segments of this industry.”

Under the agreement, KAR will serve as a technology partner to Carvana, supporting the ADESA.com digital marketplace and the Simulcast and Simulcast+ technology that powers in-lane virtual sales for ADESA and the majority of independent auctions today. KAR will continue to operate its OPENLANE platform that supports more than 40 private label programs representing approximately 80% of North America’s off-lease inventory. KAR will also continue operating its rapidly growing digital dealer-to-dealer businesses — BacklotCars and CARWAVE in the U.S. and TradeRev in Canada — all of which experienced double-digit growth in 2021. In addition, the company will retain its ADESA Canada, ADESA U.K. and ADESA Europe businesses as well as its affiliated inspections, transportation and other services brands, including leading floorplan solutions provider AFC.

“This transaction will enable a leaner, more nimble operating model and faster long-term growth rate at KAR,” said Kelly. “We believe the transaction will reduce our 2022 Adjusted EBITDA by approximately $100 million on an annual basis — net of the contribution from the commercial agreement entered into with Carvana as part of this transaction. However, we will reduce our headcount by approximately 50% while also paying down the majority of our balance sheet debt. We expect these savings, when combined with our investments and our focus on higher growth platforms, will deliver higher revenue and Adjusted EBITDA growth rates, as well as higher gross profit and Adjusted EBITDA margins.”

Approximately 4,500 current ADESA and KAR employees will transition to Carvana at the closing of the transaction. This will include all field personnel supporting the ADESA U.S. vehicle logistics centers as well as corporate employees and select senior and executive leaders who are primarily focused on the ADESA U.S. physical auction business.

The transaction is subject to customary closing conditions, and is expected to close in the second quarter of 2022, with the 30-day waiting period under the HSR Act having expired on February 23, 2022. The transaction has been approved by the boards of directors of both KAR and Carvana.

Conference Call Information:

An investor and analyst conference call and webcast has been scheduled for February 25, 2022 at 8:30 a.m. EST. The call will be available via live webcast on the investor relations page of www.karglobal.com and will be available for playback after the call. To access the call via phone, please dial (844) 778-4145 and enter pass code 3296093 at least 10 minutes prior to the call.

Advisors

Goldman Sachs & Co. LLC is serving as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor to KAR.

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Media Inquiries:	Analyst Inquiries:
Tobin Richer	Mike Eliason
(317) 665-0366	(317) 249-4559
tobin.richer@karglobal.com	mike.eliason@karglobal.com

About KAR

KAR Auction Services, Inc. d/b/a KAR Global (NYSE: KAR), provides sellers and buyers across the global wholesale used vehicle industry with innovative, technology-driven remarketing solutions. KAR Global’s unique end-to-end platform supports whole car, financing, logistics and other ancillary and related services, including the sale of nearly 2.6 million units valued at over $40 billion through our auctions in 2021. Our integrated physical, online and mobile marketplaces reduce risk, improve transparency and streamline transactions for customers in about 75 countries. Headquartered in Carmel, Indiana, KAR Global has employees across the United States, Canada, Mexico, Uruguay, Europe and the Philippines. For more information and the latest KAR Global news, go to www.karglobal.com and follow us on Twitter @KARspeaks.

Forward-Looking Statements

Certain statements contained in this release include, and KAR may make related oral, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “can,” “of the opinion,” “confident,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “predicts,” “strategy,” “outlook,” “initiatives,” “goals,” “opportunities,” and similar expressions identify forward-looking statements. Such statements are based on management’s current expectations, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include (i) KAR and Carvana may be unable to complete the proposed transaction in a timely manner or at all, which may materially and adversely affect KAR’s business and the price of KAR’s common stock, because, among other reasons, conditions to the closing of the proposed transaction may not be satisfied or waived; (ii) uncertainty as to the timing of completion of the proposed transaction; (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the purchase agreement; (iv) risks related to disruption of management’s attention from KAR’s ongoing business operations; (v) the effect of the announcement or the pendency of the proposed transaction on KAR’s relationships with its customers, operating results and business generally; (vi) the outcome of any legal proceedings to the extent initiated against KAR, Carvana or others related to the proposed transaction; (vii) the ability of KAR to execute on its strategy and achieve its goals and other expectations after the completion of the proposed transaction; and (viii) those other matters disclosed in KAR’s Securities and Exchange Commission filings. KAR does not undertake any obligation to update any forward-looking statements.